Exhibit 99.1

Generate Biomedicines Inc. Reports Second Quarter 2026 Financial Results and Provides Business Update

SOLAIRIA-1 AND SOLAIRIA-2 Phase 3 studies for GB-0895 (anti-TSLP) in severe asthma continue to advance with recruitment underway across all six global regions

Phase 1b data for GB-0895 in COPD to be presented in a poster at the European Respiratory Society (ERS) Congress 2026 on Sept. 8

All patients enrolled in first cohort of the Phase 1 study for GB-4362 (MMAE neutralizer)

Platform advancements extend across strategic collaborations

Approximately $457.4 million in cash, cash equivalents, and marketable securities as of June 30, 2026

SOMERVILLE, Mass., Aug. 6, 2026 — Generate Biomedicines Inc. (NASDAQ: GENB) (“Generate”) today reported financial results for the second quarter ended June 30, 2026, and highlighted continued progress across its platform, pipeline, and collaborations.

“Our team’s focus on execution for our clinical programs and translating our generative biology platform into the next generation of differentiated medicines drove strong progress in the second quarter,” said Mike Nally, chief executive officer of Generate Biomedicines Inc. “With GB-0895, our global Phase 3 SOLAIRIA studies in severe asthma continue to advance. We dosed the first cohort in our Phase 1 study of our MMAE neutralizer, designed to reduce treatment-limiting toxicities from antibody drug conjugates, and Novartis advanced a biologic designed with our platform into its preclinical pipeline for further development. Together, these milestones demonstrate that we can repeatedly advance programs in our own pipeline and through collaborations.”

“Our platform and continued pipeline progress create optionality,” said Jason Silvers, president and chief financial officer of Generate Biomedicines Inc. “Because our platform is inherently scalable, we can simultaneously advance our internal pipeline, execute on existing collaborations, and enter into additional strategic partnerships. That growing opportunity set makes disciplined capital allocation increasingly important as we determine the optimal path for each program and opportunity.”

Recent Progress

The Generate Platform connects computational design, large-scale experimentation, and development as one system, repeatably advancing programs across multiple development paths. Strategic investments in agentic systems are enabling the platform and our new pipeline programs to advance at increased speed, scale, and efficiency.

In inflammation and immunology, Generate is advancing GB-0895 in severe asthma and COPD. GB-0895 is an investigational anti-TSLP monoclonal antibody for which the World Health Organization has proposed the international nonproprietary name golukibart.

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In severe asthma, the global SOLAIRIA-1 and SOLAIRIA-2 replicate Phase 3 studies continue to advance. To date, the studies have received regulatory approvals in 33 countries as part of a planned 42-country development program. Additional approvals are ongoing, and recruitment is underway across all six global regions, including North America; Eastern Europe/Central Europe; Asia; Western Europe; LATAM; and the Middle East, Africa, and South Asia.
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At the European Respiratory Society (ERS) Congress 2026, Generate will present three posters on GB-0895 in COPD and severe asthma. The COPD poster will present safety, pharmacokinetic, and pharmacodynamic data from the ongoing Phase 1b study in adults with COPD on Sept. 8. Two additional posters will present complete Phase 1 data in asthma and the design of the ongoing SOLAIRIA-1 and SOLAIRIA-2 replicate Phase 3 studies in severe asthma.

In oncology, Generate is advancing GB-4362, an MMAE neutralizer designed to selectively bind and neutralize circulating free MMAE after it is released from the ADC, with the goal of reducing treatment-limiting MMAE-related toxicities while preserving the intended activity of the ADC. GB-4362 has received FDA Fast Track designation for the prevention and/or reduction of enfortumab vedotin-induced toxicity in patients with urothelial cancer.

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All patients were enrolled and initial patients dosed in the first cohort of the Phase 1 study evaluating GB-4362 in combination with enfortumab vedotin and pembrolizumab for locally advanced or metastatic urothelial cancer.

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A trial-in-progress abstract for GB-4362 has been accepted for poster presentation at the European Society for Medical Oncology (ESMO) Congress 2026, to be held Oct. 23–27, 2026, in Madrid, Spain.

Through a multi-target collaboration, Novartis has advanced a biologic designed with The Generate Platform into its preclinical pipeline for further development. This marks the first time a biologic engineered using an AI-enabled platform has reached this stage.

The Phase 1 study evaluating GB-5267, an IL-18 armored MUC16 CAR T for patients with advanced, platinum-resistant ovarian cancer, which Generate is conducting in collaboration with Roswell Park Comprehensive Cancer Center, is now recruiting. The first patient is expected to be dosed in 2026.

Financial Results

Cash, cash equivalents, and marketable securities were $457.4 million as of June 30, 2026, compared with $516.6 million as of March 31, 2026. Generate believes its existing cash, cash equivalents, and marketable securities will be sufficient to fund its current operating plan into the first half of 2028. Generate expects to require additional capital to support long-term operations.

Revenue for the quarter ended June 30, 2026, was $6.3 million, compared with $10.1 million for the same period in 2025. This revenue reflects developments in the ongoing Amgen and Novartis research programs.

Research and development expenses were $64.3 million for the quarter ended June 30, 2026, compared with $59.7 million for the same period in 2025. The increase was driven primarily by continued investment in the GB-0895 Phase 3 SOLAIRIA clinical trials in severe asthma and was offset by a decrease in external discovery and other program-related costs.

General and administrative expenses were $13.6 million for the quarter ended June 30, 2026, compared with $10.5 million for the same period in 2025. The increase was driven primarily by an increase in stock-based compensation.

Net loss was $67.3 million for the quarter ended June 30, 2026, compared with $56.7 million for the same period in 2025, which includes noncash, stock-based compensation expense of $8.2 million and $5.5 million, respectively.

Net cash used in operating activities was $138.3 million for the six months ended June 30, 2026, compared with $101.9 million for the six months ended June 30, 2025.

About Generate Biomedicines, Inc.
Generate (NASDAQ: GENB) is a clinical-stage generative biology company founded at the intersection of machine learning, biological engineering, and medicine, advancing a new era of programmable biology to engineer better medicines for patients, faster. The Generate Platform integrates computational design with large-scale biological experimentation, enabling the creation of novel, optimized therapeutics that address historically undruggable and hard-to-drug targets, as well as known targets in new and more effective ways. The platform has enabled the generation of a broad pipeline of therapies across multiple therapeutic areas and protein-based modalities, addressing health challenges out of reach of traditional approaches. Founded in 2018, Generate is leading a fundamental shift from drug discovery to drug generation. Learn more at www.generatebiomedicines.com or follow us on X, LinkedIn, and YouTube.

Digital Media Disclosure
From time to time Generate has used, or expects in the future to use, its investor website (investors.generatebiomedicines.com), the Generate LinkedIn account (linkedin.com/company/generate-biomedicines), and the Generate X account (@generate_biomed) as a means of disclosing information to the public in a broad, non-exclusionary manner, including for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). Accordingly, investors should monitor the investor website and these social media channels in addition to news releases, SEC filings, public conference calls, and webcasts, as the information posted on them could be material to investors.

Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding Generate’s expectations relating to the advancement of its product candidates; the initiation, timing, progress, and results of its clinical trials, including the upcoming poster presentations of clinical trial data for GB-0895 and GB-4362 and the timing of dosing of the first patient in the Phase 1 clinical trial evaluating GB-5267; the expected enhancements, benefits and; the potential of its generative biology platform; and its expected cash runway. In some cases, the forward-looking statements can be identified by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions.

These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: Generate’s ability to successfully develop and obtain regulatory approval for its product candidates; the initiation, design, progress, timing, and results of preclinical studies and clinical trials; Generate’s ability to obtain, maintain, and enforce intellectual property protection; Generate’s dependence on third parties for the manufacture and development of its product candidates; the impact of competitive products and technologies; Generate’s ability to replicate positive results from earlier preclinical studies or clinical trials in current or future clinical trials; Generate’s ability to demonstrate that its product candidates are safe and effective for their proposed indications; Generate’s ability to obtain additional capital to fund its operations; and general economic, industry, and market conditions.

Additional information on these and other risks and uncertainties that could affect Generate’s business, financial condition, and results of operations is included in Generate’s filings with the Securities and Exchange Commission, including its Quarterly Reports.

The forward-looking statements in this news release are made as of the date hereof, and Generate undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, except as required by applicable law.

Generate Media Contact
Megan McLaughlin
pr@generatebiomedicines.com

GENERATE BIOMEDICINES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data) (unaudited)

	As of June 30,	As of December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$135,359	$121,650
Marketable securities	322,056	99,848
Restricted cash and cash equivalents (VIE)	—	339
Prepaid expenses and other current assets	12,838	12,528
Total current assets	470,253	234,365
Property and equipment, net	27,305	29,151
Operating lease right-of-use assets	55,074	59,860
Other assets	9,058	6,806
Total assets	$561,690	$330,182
Liabilities, convertible preferred stock, non-controlling interest and stockholders’ deficit
Current liabilities:
Accounts payable(1)	$5,653	$3,837
Accrued expenses and other current liabilities	25,196	42,164
Deferred revenue - current	12,168	21,194
Current portion of finance lease liabilities	3,744	4,311
Operating lease liabilities - current	9,875	10,697
Total current liabilities	56,636	82,203
Non-current liabilities:
Warrant to purchase convertible preferred stock	—	1,205
Finance lease liabilities, net of current portion	1,366	2,908
Deferred revenue - non-current	—	4,511
Operating lease liabilities - non-current	47,643	50,610
Other long term liabilities	—	116
Total liabilities	105,645	141,553
Commitments and contingencies (Note 13)
Convertible preferred stock	—	811,826
Non-controlling interest	—	(7,232)
Stockholders’ equity (deficit):
Common stock, par value $0.001; 500,000,000 and 200,456,735 shares authorized as of June 30, 2026 and December 31, 2025 respectively; 128,269,428 and 33,116,957 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	128	33
Additional paid-in capital	1,261,040	60,189
Accumulated other comprehensive (loss) income	(129)	106
Accumulated deficit	(804,994)	(676,293)
Total stockholders’ equity (deficit)	456,045	(615,965)
Total liabilities, convertible preferred stock, non-controlling interests and stockholders’ equity (deficit)	$561,690	$330,182

(1)
Includes related party amounts of $0.1 million as of June 30, 2026, and $0.2 million as of December 31, 2025. See Note 14 for details of related party amounts.

GENERATE BIOMEDICINES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$6,314	$10,130	$13,538	$18,948
Operating expenses:
Research and development(1)	64,330	59,735	122,142	106,560
General and administrative(2)	13,598	10,545	27,122	20,692
Total operating expenses	77,928	70,280	149,264	127,252
Loss from operations	(71,614)	(60,150)	(135,726)	(108,304)
Other income (expense), net
Change in fair value of convertible preferred stock warrant liability	—	—	(363)	—
Interest expense	(155)	(307)	(337)	(675)
Interest income	4,629	3,789	7,542	8,070
Foreign currency exchange loss	(62)	(30)	(4)	(47)
Total other income (expense), net	4,412	3,452	6,838	7,348
Loss before provision for income taxes	(67,202)	(56,698)	(128,888)	(100,956)
Provision for income taxes	(53)	(44)	(81)	(100)
Net loss	(67,255)	(56,742)	(128,969)	(101,056)
Net loss attributable to non-controlling interests	—	(4,313)	(268)	(6,942)
Net loss attributable to Generate Biomedicines, Inc. stockholders	(67,255)	(52,429)	(128,701)	(94,114)
Convertible preferred stock accrued dividends	—	(11,593)	(7,749)	(23,185)
Net loss attributable to Generate Biomedicines, Inc. common stockholders	$(67,255)	$(64,022)	$(136,450)	$(117,299)
Net loss per share, basic and diluted	$(0.52)	$(1.94)	$(1.41)	$(3.57)
Weighted average common shares outstanding, basic and diluted	128,240,371	32,996,506	96,730,886	32,894,770
Other comprehensive loss:
Net loss	(67,255)	(56,742)	(128,969)	(101,056)
Unrealized loss on marketable securities	(153)	(57)	(235)	(128)
Comprehensive loss	$(67,408)	$(56,799)	$(129,204)	$(101,184)
Comprehensive loss attributable to non-controlling interest	—	(4,313)	(268)	(6,942)
Comprehensive loss attributable to Generate Biomedicines, Inc. stockholders	$(67,408)	$(52,486)	$(128,936)	$(94,242)

(1)
Includes related party amounts of $0.1 million for the six months ended June 30, 2026, and $0.1 million and $0.3 million for the three and six months ended June 30, 2025. See Note 14 for details of related party amounts.

(2) Includes related party amounts of $0.1 million and $0.2 million for the three and six months ended June 30, 2026, and $0.1 million and $0.3 million for the three and six months ended June 30, 2025. See Note 14 for details of related party amounts.